EXHIBIT (11)

                           FRP PROPERTIES, INC.
                 COMPUTATION OF EARNINGS PER COMMON SHARE


                                               Years Ended September 30


                                            1996         1995           1994


Net income                             $4,165,000   $4,630,000     $3,794,000

Common shares:
 Weighted average shares
 outstanding during the period          3,587,894    3,742,190      3,976,952

Shares issuable under stock
 options which are potentially
 dilutive and affect primary
 earnings per share                        95,378       90,135         68,146

Maximum potential shares
 includable in computation of
 primary earnings per share             3,683,272    3,832,325      4,045,098

Additional shares issuable
 under stock options which
 are potentially dilutive
 and affect fully diluted
 earnings per share                             -        6,092          3,424

Maximum potential shares
 included in computation of
 fully diluted earnings per
 share                                  3,683,272    3,838,417      4,048,522

Primary earnings per common share           $1.13        $1.21           $.94

Fully diluted earnings
 per common share (a)                       $1.13        $1,21           $.94


(a) Fully diluted earnings per share are not presented on the income statement since the potential effect would have been less than 3% dilutive.